Exhibit 21

Subsidiaries of Registrant

ZIH Corp., a Delaware corporation

Zebra Technologies Europe Limited, a U.K. limited liability company

Zebra Technologies France, a French corporation

Zebra Technologies Asia Pacific, LLC, a Delaware limited liability company

Zebra Technologies Latin America, LLC, a Delaware limited liability company

Zebra Technologies International, LLC, an Illinois limited liability company

Zebra Technologies Europe Sales Company, LLC, an Illinois limited liability company

Zebra Atlantek Inc., a Rhode Island corporation